As Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-146995

409,708 Shares

MMC ENERGY, INC.

Common Stock

This prospectus covers 406,708 shares of our common stock that may be offered for resale by the selling stockholder named in this prospectus. No securities are being offered or sold by us pursuant to this prospectus. The selling stockholder acquired the common stock directly from us in transactions exempt from the registration requirements of federal and state securities laws. We will not receive any of the proceeds from the sale of these shares by the selling stockholder.

Our common stock is quoted on the Nasdaq Global Market under the symbol “MMCE.” On November 16, 2007, the last reported sales price of our common stock was $3.11 per share.

The selling stockholder may sell his shares from time to time on the Nasdaq Global Market or otherwise, in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers. The selling stockholder will be responsible for any commissions or discounts due to brokers or dealers. We will pay all fees and expenses incident to the registration of the shares covered by this prospectus.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2007

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus and the reports and other filings incorporated by reference carefully, including the “Risk Factors” section and our consolidated financial statements and the notes thereto contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as amended.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “MMC Energy” “we,” “us,” and “our,” refer to MMC Energy, Inc., a Delaware corporation, and its subsidiaries, and its predecessor-in-interest, MMC Energy North America LLC, a Delaware limited liability company.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration statement. The selling stockholder may from time to time sell his shares of our common stock in one or more transactions. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”

Our Company

We are an energy company that acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. Our mission is to acquire, directly or through joint ventures, a portfolio of small to mid size electricity generating assets, generally below 250 megawatts, or “MW.” In addition to electricity, these assets can provide capacity and ancillary services. To date, we have acquired three electricity generating assets in California, totaling 110 MW of capacity. We are currently in the process of upgrading two of these assets. We are also pursuing additional acquisitions primarily in California, Texas and the Mid-Atlantic and Northeastern United States.

Our natural gas fueled electricity generating facilities are commonly referred to as “peaker” plants. Our plants are used to balance unexpected short term surges in demand, making them critical to the reliability, or “insurance,” of the power grids they serve. Our assets generate revenue from providing capacity and ancillary reliability services to transmission grids that distribute electricity to industrial and retail electricity providers. During peak electricity usage times, such as the summer, we also sell our electricity in the daily merchant market.

We are managed by a team of professionals with significant energy sector experience and knowledge. Our executive officers and Board of Directors have extensive experience with industry leaders in the energy and finance sectors, especially asset management, commodity pricing and risk management as well as private equity, structured finance and project finance transaction experience. We intend to leverage this extensive experience and our relationships within the energy and finance sectors to execute on our core strategy and build significant long-term value for our stockholders.

The ownership of small to mid size U.S. electricity generating assets is fragmented, and we believe some of the owners and financiers of these smaller assets have experienced financial distress, which has led to a number of bankruptcies, debt restructurings, asset repossessions by lenders and asset sales. Both of these factors have created attractive buying opportunities in our strategic locations. Many assets are also held by financial investors who have relied on long-term fixed price contracts for revenues, fuel supply and operations to shield them from market and commodity risk. As these contracts expire, we expect that many owners will seek to liquidate their non-core assets. We believe additional deal flow will be derived from mergers of utilities that require divestitures in regions where the combined entity would otherwise exert excessive market power.

We believe the competition for acquiring and developing small to mid size electricity generating assets is significantly less organized and competitive, such that they can be acquired at a discount to comparable pricing for larger, well-managed assets. Institutional acquirers such as private equity firms and larger non-regulated utilities generally target larger assets because they are managing big pools of capital, requiring increased transaction sizes. Furthermore, smaller, distressed and non-contracted assets often require additional up front investment and operational restructuring, which can be unappealing to institutional buyers.

Our Strategy

Our strategy is to create long-term value by focusing on five core principles:

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Targeting power constrained regions - We focus on regions (1) where electricity demand is high but electricity supply is limited due to transmission constraints and/or insufficient local capacity, known as “red zones,” (2) where peaker plant services can be sold at premium prices to grid operators and (3) where “natural gas is on the margin,” meaning that increases in natural gas prices can be passed on to the consumer in the form of higher electricity prices. We may also target areas with a high concentration of wind generation facilities, which may require a greater reliance on peaking facilities to stabilize the transmission grid due to the intermittent nature of wind patterns.

•
Acquiring and developing electricity generating and infrastructure related assets - We target small to mid size clean-burning natural gas electricity generating facilities (up to 250 MW) that can be purchased or developed at a discount to comparable facilities.

•
Developing or restructuring acquired assets to maximize revenues - We target electricity generating assets that often require additional development capital and re-commissioning expenditures to maximize their revenue streams. We have established a scalable platform to cost effectively develop or restructure these assets using leading industry vendors.

•
Managing risk to optimize profitability - We believe we can optimize profitability while minimizing market-based risk through (1) contracting a substantial portion of our installed capacity and energy long-term to investment grade counterparties, (2) qualifying our facilities to provide premium ancillary services and (3) aligning our assets cost structure to correspond better to our revenue streams.

•
Opportunistically partnering to develop renewable energy generating assets - We may also (1) enter into joint ventures to develop renewable energy projects that can capitalize on the growing reliance on renewable sources of energy such as wind, and (2) acquire or develop companies that provide non-carbon emitting ancillary services and transmission grid optimization technologies. We believe wind power can be complementary to our peaking facility strategy because the inherently intermittent nature of wind creates a greater need for peaking power and ancillary services to balance fluctuations in electricity generation and to stabilize local transmission grids.

We launched our acquisition strategy in January 2006 with the acquisition of two 44 MW natural gas fueled electricity generating facilities in San Diego county, one in Chula Vista and one in Escondido, California. This acquisition provided us entry to the California wholesale power and electricity market. We fully re-commissioned the facilities and began earning revenues in June 2006. We acquired the formerly idle facilities for what we believe to be a discounted value to market, and believe the facilities appreciated substantially in value following their repair and re-commissioning. In November 2006, we acquired MMC Mid-Sun, a 22 MW facility near Bakersfield, California, which we also have successfully re-commissioned and began operating in January 2007.

Securities Offered

We are registering for resale by the selling stockholder 409,708 shares of our common stock initially acquired directly from us in transactions exempt from the registration requirements of federal and state securities laws. We are also registering for resale any additional shares of common stock which may become issuable with respect to the shares of common stock issued by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

Our principal executive offices are located at 26 Broadway, Suite 907, New York, New York 10004. The telephone number at our principal executive offices is (212) 977-0900. Our website address is www.mmcenergy.com. Information contained on our website is not deemed part of this prospectus.

Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this Prospectus Summary.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to the Company

Our limited operating history makes evaluation of our business difficult.

We began operations in January 2006 with our acquisition of two electricity generating facilities, which we then re-commissioned and brought online in June 2006. We began to generate revenues in June 2006. Since then, we have acquired an additional electricity generating facility, which we have now also re-commissioned, and we are actively seeking additional facilities to acquire. Investors should evaluate our company in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing electricity generating facilities. In light of our short history of operations, it may be difficult for you to make an evaluation of our business prospects.

Our growth depends on the implementation of our business strategy, including the future expansion of the electricity generating facilities we already own and our ability to make future acquisitions of additional facilities. Our efforts may not ultimately result in profits. You may lose your entire investment if we do not succeed.

We will require additional capital to fund the operations and capital expenditures associated with our acquisition and upgrading opportunities, which may not be available to us, or could be dilutive to stockholders.

We will need additional capital in the future to execute our business strategy, which may not be available on reasonable terms or at all. If we are unable to acquire sufficient capital we may be unable to complete the energy efficiency upgrade of our facilities located in Chula Vista and Escondido California, or “MMC Chula Vista” and “MMC Escondido,” respectively, which involves the replacement of their generating units and related equipment to increase the facilities’ electrical capacity and efficiency. We expect to utilize project finance debt to meet this requirement, however, we may not succeed in obtaining such financing on acceptable terms or at all. We will also need to raise funds through debt or equity financings in order to meet future growth objectives, including:

•	acquisitions of new assets;

•	making capital improvements to our other or future electricity generating facilities;

•	making unexpected major repairs or overhauls;

•	complying with regulatory requirements such as licensing and registration; and

•	maintaining compliance with applicable laws.

We may not be successful in locating suitable financing transactions in the time period required or at all. Furthermore, future financings are likely to be dilutive to our stockholders, as we will most likely issue additional shares of common stock or other equity to future investors. In addition, debt and other mezzanine financing may involve a pledge of assets that would be senior to interests of equity holders.

Our ability to obtain needed financing may be impaired by such factors as the state of capital markets, both generally and in the energy industry in particular, our status as a new enterprise without a demonstrated operating history, or the loss of key management. Further, if energy prices decrease, our revenues will likely decrease, and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, are not sufficient to satisfy our capital needs, we could be required to reduce our operations or cease our operations entirely.

We are subject to significant commodity pricing risk, which may affect the volatility of our financial results.

We are subject to risks associated with the wholesale electricity business including the price and supply of fuel, competition from new sources of generation, excess generating capacity and fluctuating demand for electricity, all of which impact the price for electricity. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond our control. Because our electricity generating facilities and targeted acquisitions are generally considered peaker plants, we are able to minimize the effect of fuel supply and price volatility by limiting our operations during periods of especially high prices or low supplies. We do not expect to run our facilities at a loss if fuel prices increase significantly, and would recommence operations only when such prices reach a level that would allow us to operate profitability.

We may also enter into financial contracts with third parties in connection with contingent risk transfers or hedging arrangements to mitigate our commodity price risk. Many, if not all, of the financial contracts with third parties are expected to be illiquid or non-transferable and non-investment grade or non-rated. We will be exposed to the risk that counterparties will not perform their obligations, which would have a material and adverse effect on our financial condition and results of operations. We also may not be able to enter into long term contracts with some or all of our facilities at our desired pricing levels.

Our inability or failure to effectively hedge our assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair our future financial results. In keeping with industry trends, our electricity generating facilities may operate wholly or partially without long-term electricity purchase agreements. As a result, electricity from these facilities may be sold on the spot market or on a short-term contractual basis, which may affect the volatility of our financial results.

We may be unable to generate sufficient operating cash flow to maintain our business.

Our goal is to establish long-term contracts with creditworthy parties to stabilize our cash flows. In the absence of appropriate purchase agreements, or if we enter into agreements with counterparties with significant credit risk, our revenues could be impaired if we experience lower than anticipated demand or price for our output. This risk is particularly acute in the early years of our operating life when debt service obligations may be high. Our failure to generate sufficient operating cash flow may lead to financial default, which could result in the failure of our business and loss of your entire investment. We may not succeed in entering into long-term purchase agreements or, if we do enter such agreements, they may not adequately mitigate credit, energy demand or price risks. The economics of our existing electricity generating facilities and future projects may also be adversely affected by higher than anticipated operating costs, which would affect our profitability.

We are subject to electricity generating and other rules and regulations that are costly to comply with and subject to change.

Our revenues depend predominantly on the California Independent System Operators’, or CAISO, requirements for electricity to meet demand, and its rules and regulations for providing such electricity. A portion of our revenue depends on successfully bidding to provide reserve generating capability, and the remainder depends on negotiating to provide other ancillary services demanded by CAISO. Accordingly, CAISO’s forecasts on required energy needs in the California electricity market can significantly impact our earnings potential. Our business could be materially and adversely affected as a result of any changes to CAISO’s market rules and regulations that impose more comprehensive or stringent requirements on our electricity generating facilities. Our facilities may not meet such future requirements.

For example, CAISO issued a market notice in September 2006 changing the definition of spinning reserves, which called into question our continued compliance with the new rules. The market notice was declared ineffective by the Federal Energy Regulatory Commission, or FERC, because CAISO did not follow proper protocols for issuing the notice, which include allowing market participants, such as our company, the chance to comment. On June 13, 2007 CAISO released for consideration and comment by its stakeholders a proposal to change the certification requirements for certain types of electric generators providing spinning reserve capacity in the California energy markets. On September 20, 2007, CAISO supplemented its June 2007 proposal to narrow its prior proposal to affect a smaller number of market participants. Together, these proposals would appear to make ineligible for spinning reserve certification and bidding much of the generating capacity configured as “aggregated units”, including MMC Chula Vista, MMC Escondido and MMC Midsun. On October 10, 2007 our energy manager suspended bidding spinning reserve services in to the CAISO system for MMC Chula Vista, MMC Escondido and MMC Midsun due to the uncertain regulatory environment surrounding our provision of these services. These facilities still qualify for ancillary services revenue as non-spinning reserve, a similar but lower priced ten minute power ancillary service critical to the reliability of the CAISO system. As non-spinning reserve service has historically priced lower than spinning reserve service and this trend can be expected to continue, we expect that continued suspension of bidding spinning reserve services could have a material adverse effect on our ancillary services revenues, financial condition and our results of operations from our existing assets.

In addition, we may acquire electricity generating assets in regions controlled by Independent System Operators, or ISOs, other than CAISO. Such ISOs, while having a similar mandate, have their own specific rules to follow. We may not meet such additional rules.

We may be unable to find and consummate suitable investments, which would adversely affect our growth.

Our growth depends largely on the ability of our management to source, screen, select and make investments that we believe meet our investment strategy, guidelines and policies. The availability of such investments will depend upon, among other things, financial, market, business and economic conditions and governmental policies. We may not be able to identify and consummate a sufficient number of opportunities to achieve our growth objectives, or to diversify our investments, even to the limited extent described herein.

The demand for electricity follows seasonal weather patterns and is dependent on weather conditions, which will cause fluctuations in our revenues and cash flows.

The demand for electricity follows broad seasonal demand patterns, with peak demand in summer months to run residential and commercial air conditioning units. Accordingly, prices for electricity, as well as related ancillary services, are highest during the summer months. Our existing facilities in California are considered peaking facilities. These facilities are typically called to run only during peak seasonal periods. Therefore, our revenues to date have been seasonal and we expect them to remain so for the foreseeable future.

Further, to the extent we become involved in any wind-based renewable energy projects, such assets would be subject to variations in wind and changes in worldwide climatic conditions. Climatic weather patterns, whether seasonal or for an extended period of time, resulting in lower, inadequate and/or inconsistent wind speed to propel the wind turbines may render any wind parks incapable of generating adequate, or any, electrical energy, which could adversely affect our revenues and possibly our overall financial condition.

We face intense competition from companies with greater financial resources than we have.

We compete for investments against other independent electricity producers, private equity investment and hedge funds, large and well-capitalized industrial groups, project developers and operators, contractors, equipment suppliers, commercial, investment and merchant banks, and insurance and reinsurance companies, many of which will have greater resources than we have. It is possible that competition for appropriate investment opportunities may further increase, thus reducing the number of opportunities available and adversely affecting the terms upon which investments can be made.

Furthermore, such other groups could acquire and upgrade or re-commission existing facilities, or finance new projects, that compete in the local markets in which our facilities or projects operate. Such new projects as well as existing projects could compete in the wholesale market with our assets and impact their long-term profitability.

Newer plants owned by our competitors may be more efficient than our facilities. This may put some of our facilities at a competitive disadvantage to the extent that our competitors are able to produce more electricity from each increment of fuel than our facilities are capable of producing. Should we jointly develop any wind-based renewable energy projects or transmission grid optimization technologies, successful research and development by other competitors may render such projects obsolete or non-competitive.

Some of our competitors, including many regulated utilities, have a lower cost of capital than we do and often are able to recover fixed costs through “rate based” mechanisms, by charging prices for the electricity they produce that are not wholly dependent on the current market price for electricity. This allows these competitors to build, buy and upgrade generating assets without relying exclusively on market clearing prices to recover their investments. This could adversely affect our ability to compete effectively in the markets in which those entities operate.

We may not be able to effectively manage the execution of our acquisitions, upgrading projects and related growth, and our revenues, cash flows and potential profitability could be harmed.

Our strategy requires that we expand our business. If we fail to effectively manage our growth, our financial results could be adversely affected. In addition to the other risks described in this “Risk Factors” section, risks include:

•	Difficulties in the implementation and integration of new operations, technologies, products and personnel;

•	Failure to develop and implement appropriate and robust management systems and resources; and

•	Expenses related to any undisclosed or potential liabilities of any acquired assets.

Our current plans to implement the energy efficiency upgrade of our electricity generating facilities in Chula Vista and Escondido, California could materially and adversely affect our financial health.

We are currently in the planning process for an energy efficiency upgrade of our facilities located in Chula Vista and Escondido, California. These are complicated projects that, in the aggregate, require the commitment of substantial financial resources in excess of our current cash balance, as well as various governmental permits and approvals. We expect to utilize project finance debt to meet this requirement, however we may not succeed in obtaining such financing on acceptable terms or at all. Moreover, the terms of any related financing may be dilutive to our current stockholders or have other terms that are unfavorable to our stockholders. We may not receive the necessary governmental permits and approvals to complete the project. In addition, if we are unable to secure long lead time equipment such as turbines, our scheduled time line may be delayed. Should the foregoing risks materialize, there could be a material and adverse effect on our financial condition and results of operations.

We may be unable to adequately maintain our operating facilities due to general operating risks and hazards typically associated with the electricity generating industry.

Our operational performance is subject to numerous risks, including:

•	breakdown or failure of equipment or processes;

•	interruptions in fuel supply;

•	disruptions in the transmission of electricity;

•	performance below expected levels of output or efficiency;

•	work force-related events, including strikes, work stoppages or labor disputes;

•	operator error; and

•
catastrophic events such as terrorist activities, fires, tornadoes, earthquakes, explosions, floods or other similar occurrences affecting electricity generating facilities or the transmission and distribution infrastructure over which electricity is transported.

These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of or damage to the environment, and suspension of operations. The occurrence of one or more of the events listed above could significantly increase the costs of operating our electricity generating facilities, and could also result in us being named as a defendant in lawsuits asserting claims for substantial damages, potentially including environmental cleanup costs, personal injury, property damage, fines and penalties. An increase in the costs of operating our electricity generating facilities could decrease or eliminate funds available to meet our obligations as they become due and could have a material adverse effect on us.

Our failure to obtain permits necessary to operate our facilities could have a material adverse effect on our operations and revenues.

We are responsible for obtaining various permits and other regulatory approvals required for the operation of our electricity generating facilities. The renewal, extension or obtaining of permits and approvals for the facilities, including those required to implement the energy efficiency upgrades of the MMC Chula Vista and MMC Escondido facilities as currently contemplated, may be subject to contest or appeal under federal or state law. Delay in obtaining or maintaining in full force and effect any such permits and approvals could prevent the operation of these facilities, sales of electricity, or deliveries of fuel to the facilities or could result in fines or other additional costs. If any such failure, contest or appeal occurs and the contest or appeal is finally determined adversely to us, such determination may materially and adversely affect our financial results and our ability to operate some or all of our facilities.

Our facilities are all currently located in Southern California, and generally provide electricity only in that state. Accordingly, our operations are highly regulated by the local Air Permit Control Boards, CAISO, other related state and local agencies and the Federal Energy Regulation Commission. Failure to obtain or a delay in the receipt of relevant governmental permits or approvals, including, where applicable, appropriate enabling legislation, could hinder our operations and cause us to incur fines or additional costs. Permits and approvals may be costly and time-consuming to obtain. Moreover, the adoption of new laws or regulations, or changes in the interpretation of existing laws or regulations or changes in the persons charged with political oversight, could have a material adverse effect upon us.

We target investments in high-risk projects and we may fail to achieve a return on these investments.

We target electricity generating assets that are undergoing operational, financial or other difficulties or are under construction, including projects that are in default under their financing arrangements or other agreements. While such electricity generating assets may present opportunities to be purchased at a substantial discount, such assets may not result in a return on the investment in such asset in a timely manner or at all. Investments in troubled assets generally will require greater time commitments on the part of our management and carry a greater risk that the relevant asset may fail. In addition, our management could underestimate the amount of time and/or money necessary to complete or rehabilitate a project or asset. This could have a material adverse effect on our financial position and results of operations, or even cause our company to fail, which in turn would result in a complete loss of your investment.

Our ability to take certain future actions may be restricted by the terms of our indebtedness.

The covenants in our existing and future debt documents may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. These covenants limit or restrict our ability and the ability of our subsidiaries, under certain circumstances, to:

•	incur additional debt;

•	pay dividends and make distributions;

•	repurchase our common stock or subordinated indebtedness, if any, prior to maturity;

•	make certain investments;

•	create liens on our assets;

•	transfer or sell our assets;

•	enter into transactions with our affiliates;

•	issue or sell stock of our subsidiaries; or

•	merge or consolidate.

These restrictions may significantly impede our ability to take advantage of business opportunities as they arise, grow our business or compete effectively.

We are dependent on independent contractors to operate our facilities and business.

We are dependent upon independent contractors to, among other things:

•	provide energy management services;

•	provide operations and maintenance support; and

•	provide fuel and other goods and services necessary for our facilities to generate electrical energy.

Any material breach of the contracts by any of these contractors could adversely affect our ability to profitably operate our electricity generating facilities. The independent contractors also have the right to terminate or withhold payments or performance upon occurrence of certain events. For example, on October 10, 2007 our energy manager suspended bidding spinning reserve services in to the CAISO system for MMC Chula Vista, MMC Escondido and MMC Midsun due to the uncertain regulatory environment surrounding our provision of these services. In addition, bankruptcy or insolvency of an independent contractor could also result in nonperformance or nonpayment of its obligations to us and could adversely affect our operations and revenues. As our operations and facilities increase in size and scope, it may become more difficult to retain sufficient independent contractors with the specialized skills necessary to operate our facilities.

We cannot guarantee an adequate supply of natural gas to operate our facilities, which may result in reduced operating levels, increased costs or a complete shutdown of one or more of our facilities.

Our current facilities are dependent upon natural gas for their fuel supply, and a substantial portion of our operating expenses consist of the costs of obtaining natural gas. Our business is affected by changes in fuel costs, which may negatively affect our financial results and financial position by increasing the cost of producing electricity. The fuel markets can be volatile, and actual fuel prices may differ from our expectations. We are also subject to the risks of supply interruptions and transportation cost increases. In addition, fuel deliveries may not match energy sales, due in part to the need to purchase fuel inventories in advance for reliability and dispatch requirements. The price at which we can sell our energy may not rise or fall at the same rate as the corresponding rise or fall in fuel costs. These risks could result in reduced operating levels, increased costs or, possibly, a complete shutdown of one or more of our facilities.

If we engage in any hedging activities, we may not be able to hedge market risks effectively, which would reduce our revenues and cash flows.

Our ownership and operation of electricity generating facilities exposes us to market risks including volatility arising from the timing differences associated with buying fuel, converting fuel into energy and delivering energy to a buyer. We may in the future decide to use forward contracts and derivative financial instruments, such as futures contracts and options, to manage market risks and exposure to fluctuating electricity and fuel prices. These activities, although intended to mitigate our exposure, would expose us to other risks, including misjudgments by us when executing this hedging strategy.

The effectiveness of any future hedging activities may depend on the amount of our working capital available to post as collateral in support of these transactions, either in support of performance guarantees or as a cash margin. The amount of credit support that must be provided typically is based on the difference between the price of the commodity in a given contract and the market price of the commodity. Significant movements in market prices can result in a requirement to provide additional cash collateral and letters of credit in very large amounts. Without adequate liquidity to meet margin and collateral requirements, we could be exposed to the following:

•
a reduction in the number of counterparties willing to enter into bilateral contracts, which would result in increased reliance on short-term and spot markets instead of bilateral contracts, increasing our exposure to market volatility; and

•	a failure to meet a margining requirement, which could permit the counterparty to terminate the related bilateral contract early and demand immediate payment for the replacement value of the contract.

We may incur debt obligations that we may not be able to service.

We have obtained debt financing of $3,000,000, with a $500,000 line of credit, from a commercial lender secured by MMC Chula Vista and MMC Escondido. We intend to incur additional secured indebtedness in order to pursue our growth strategy.

Leverage has the effect of potentially increasing our losses. If our operating cash flows are less than the required interest and principal payments on the borrowings, our value, and thus the value of our net assets, may decrease or the lender could foreclose on the assets securing the loan, and stockholders could suffer a total loss of their investment. Moreover, any material increase in interest rates and/or risk margins could have a detrimental effect on our earnings, to the extent not adequately hedged. Accordingly, any events that adversely affect our value may be magnified to the extent we are leveraged.

We might not have sufficient cash to service our indebtedness and our existing debt and future debt could limit our ability to grow, to make acquisitions, to compete effectively or to operate successfully under adverse economic conditions. If our cash flows and capital resources are insufficient to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our debt.

We are subject to numerous environmental laws and regulations that require capital expenditures, increase our cost of operations and may expose us to environmental liabilities.

We are subject to extensive federal, state, and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife protection, the management of natural resources, and the protection of human health and safety that could, among other things, require additional pollution control equipment, limit the use of certain fuels, restrict the output of certain facilities, or otherwise increase costs. Significant capital expenditures, operating and other costs are associated with compliance with environmental requirements, and these expenditures and costs could become even more significant in the future as a result of regulatory changes.

We are subject to liability under environmental laws for the costs of remediating environmental contamination. Remediation activities include the cleanup of current facilities and former properties, including manufactured gas plant operations and offsite waste disposal facilities. The remediation costs could be significantly higher than any liabilities that may be recorded by us.

We are also subject to legal proceedings by individuals alleging injury from exposure to hazardous substances and could incur liabilities that may be material to our financial results. Additional proceedings could be filed against us in the future.

We may also be required to assume environmental liabilities in connection with future acquisitions. As a result, we may be liable for significant environmental remediation costs and other liabilities arising from the operation of acquired facilities, which may adversely affect our financial results.

If certain substances that are regulated under the federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, were discovered in the soil or groundwater of our facilities’ sites, we could be responsible for the investigation and removal of such substances. Although we did not assume liability under the real estate lease on which our MMC Chula Vista facility is located for conditions existing on the site prior to the term of the lease, responsibility for costs of the investigation or removal of certain substances nonetheless may be imputed to us under CERCLA.

All liabilities of MMC Energy, Inc. f/k/a High Tide Ventures, Inc., or High Tide, survived the May 2006 merger, and High Tide may have undisclosed liabilities that could harm our revenues, business, prospects, financial condition and results of operations.

We were originally incorporated under the name High Tide Ventures, Inc. and prior to our merger in May 2006, we were an inactive publicly registered shell corporation with no significant assets or operations. On May 15, 2006 we merged with and into MMC Energy North America LLC pursuant to a reverse acquisition. Our due diligence investigation of High Tide may not have revealed all material liabilities of High Tide currently existing or that may be asserted in the future against us relating to High Tide’s activities before the consummation of the merger. Although the merger agreement contains a stockholder post-closing adjustment to the number of shares of common stock issued to pre-merger MMC Energy equity holders as a means of providing a remedy for breaches of representations made in the merger agreement by High Tide, including representations related to undisclosed High Tide liabilities, this adjustment is limited and there is no comparable protection offered to our other current or future investors. Any such unknown liabilities of High Tide survived the merger and could harm our revenues, business, prospects, financial condition and results of operations.

We are subject to compliance with federal and state securities laws, which expose us to potential liabilities, including possible rescission rights.

In February 2007, we announced that we had learned that 100,000 shares of our common stock issued as part of 1.2 million share private placement transaction we consummated in May 2006 were purchased by an entity controlled by Louis Zehil, who at the time of the purchase was a partner of our external legal counsel for the private placement transaction, McGuireWoods LLP. We also announced that we believe that Mr. Zehil improperly caused our former transfer agent not to place a required restrictive legend on the certificate for these 100,000  shares and that Mr. Zehil then caused the entity he controlled to resell these shares. We reported Mr. Zehil’s conduct to the Securities and Exchange Commission and the SEC recently sued Mr. Zehil in connection with this matter and further alleged that Mr. Zehil engaged in a similar fraudulent scheme with respect to six additional public companies represented at the relevant time by McGuireWoods LLP. Mr. Zehil also is the subject of criminal charges brought by federal prosecutors in connection with the fraudulent scheme.

Persons who purchased shares directly from Mr. Zehil when he resold his shares may have a rescission right versus Mr. Zehil, and could make the claim that this rescission right somehow extends to us as well. One or more of our investors from our May 2006 private placement of 1.2 million shares could also try to claim a rescission right based upon Mr. Zehil’s conduct. It is also possible that one or more of our stockholders could claim that they somehow suffered a loss as a result of Mr. Zehil’s conduct and attempt to hold us responsible for their losses. If any such claims are successfully made against us and we are not adequately indemnified for those claims from available sources of indemnification, then such claims could have a material adverse effect on our financial condition. We also may incur significant costs resulting from our investigation of this matter, any litigation we may initiate as a result and our cooperation with governmental authorities. We may not be adequately indemnified for such costs from available sources of indemnification.

Risks Related to Ownership of Our Common Stock

The market price of our common stock is highly volatile and subject to wide fluctuations.

The market price of our common stock is highly volatile and could be subject to wide fluctuations in response to a number of factors, including:

•	dilution caused by our issuance of additional shares of common stock or other forms of equity securities in future financings;

•	announcements of acquisitions of new electricity plants, material expansions or other business initiatives by us or our competitors;

•	quarterly or other variations in our revenues and operating expenses, whether from seasonality or other factors;

•	changes in the valuation of similarly situated companies, both in our industry and in other industries;

•	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

•	changes in the accounting methods used in or otherwise affecting our industry;

•	additions and departures of key personnel;

•	our involvement in litigation;

•	the trading volume of our stock;

•	defaults on our debt;

•	changes in the market for electricity and/or in the capital markets generally;

•	changes in the social, political and/or legal climate in the region in which we operate;

•	announcements of technological innovations or new products available to the electricity generating industry;

•	fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and

•	significant sales of our common stock.

The impact of these risks, individually or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operation and financial condition.

In addition, the stock market, and the Nasdaq Global Market in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the specific company or industry sector. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert the attention of our senior management as well as resources from the operation of our business.

Our operating results may fluctuate significantly, and these fluctuations may cause our stock price to decline.

Our operating results will likely vary in the future primarily from fluctuations in our revenues and operating expenses, expenses that we incur, the price of electricity and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Investors should not anticipate receiving cash dividends on our common stock.

Since May 15, 2006, no dividends have been paid by us to our equity holders, and to our knowledge no dividends were paid by High Tide to its equity holders prior to the merger. We intend to retain earnings, if any, to support the development of the business and therefore do not anticipate paying cash dividends for the foreseeable future. In addition, we currently are restricted from paying dividends under the terms of our lending facility. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Our management team does not have extensive experience in public company matters.

Our management team has had limited public company management experience, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and other federal securities laws including our obligation to file required reports and other information on a timely basis. Our management may not be able to implement and effect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business operations.

If we fail to maintain effective internal controls over financial reporting, our business, operating results and stock price could be materially adversely affected.

Beginning with our annual report for our fiscal year ending December 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include a report by our management on our internal controls over financial reporting. This report must contain an assessment by management of the effectiveness of our internal controls over financial reporting as of the end of our fiscal year and a statement as to whether or not our internal controls are effective. Furthermore, beginning with the fiscal year ending on December 31, 2008, our independent registered public accounting firm will be required to attest to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting.

In order to achieve timely compliance with Section 404, we have begun a process to document and evaluate our internal controls over financial reporting. Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management’s attention. If our management identifies one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls are effective, or in connection with their audit of our financial statements for the year ending December 21, 2008, if our independent auditors are unable to attest that our management’s report is fairly stated or they are unable express an opinion on our management’s evaluation or on the effectiveness of our internal controls, market perception of our financial condition and the trading price of our stock may be adversely affected and customer perception of our business may suffer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors” and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our strategy, future operations, future financial position, future revenues, projected costs, including the estimated costs for our planned facility upgrades, prospects, and the plans and objectives of management and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms and other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we do not know whether we can achieve anticipated positive future results, levels of activity, performance, or goals. Actual events or results may differ materially. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-3, of which this prospectus is a part, that we have filed with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

All proceeds from the disposition of the common shares covered by this prospectus will go to the selling stockholder. We will not receive any proceeds from the disposition of the common stock by the selling stockholder. See “Plan of Distribution”.

SELLING STOCKHOLDER

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of November 15, 2007 by the selling stockholder, and as adjusted to reflect the sale of the shares in this offering. We are required, under an agreement with the selling stockholder, to register for resale the shares of our common stock described in the table below.

The table below has been prepared based upon the information furnished to us by the selling stockholder. The selling stockholder identified below may have sold, transferred or otherwise disposed of some or all of his shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. The selling stockholder may be deemed to be an “underwriter” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. Please read the section entitled “Plan of Distribution” in this prospectus.

The selling stockholder acquired the common stock to which this prospectus relates in connection with the merger of our wholly-owned subsidiary with and into MMC Energy North America LLC, a Delaware limited liability company, on May 15, 2006. The selling stockholder was a member of MMC Energy North America LLC, and in connection with the merger he exchanged his equity in the limited liability company for the common stock listed below.

We have been advised that the selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. We have been advised that the selling stockholder acquired our common stock in the ordinary course of business, not for resale, and that the selling stockholder did not have, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

 The following table sets forth the name of the selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We are advised that the selling stockholder has sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder. Beneficial ownership is calculated based on 13,912,347 shares of our common stock outstanding as of November 16, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission.

	Shares Beneficially		Number	Shares Beneficially
	Owned Before Offering		of Shares	owned After Offering
Name	Number %		Being Offered	Number	%
Martin V. Quinn(1)	409,708	2.9%	409,708	—	—

(1) Mr. Quinn was a director and our President and Chief Operating Officer from May 2006 until his resignation of such positions on March 12, 2007. Mr. Quinn served as Chief Operating Officer of our predecessor-in-interest, MMC Energy North America LLC, from March 2005 through May 2006.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of his shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

 The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholder has informed us that he does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. The selling stockholder did not purchase the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, have any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.

If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock described herein has been passed upon by DLA Piper US LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and 2006 and from the date of our inception on February 7, 2005 through December 31, 2005 and for the year ended December 31, 2006 appearing in our Annual Report on form 10-KSB for the year ended December 31, 2006, are incorporated herein by reference. The financial statements incorporated by reference in this prospectus have been audited by Russell Bedford Stefanou Mirchandani, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed March 6, 2007, as amended on April 4, 2007.

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007, filed on May 15, 2007.

•	Our Quarterly Report on Form 10-QSB/A for the fiscal quarter ended June 30, 2006, filed on April 4, 2007.

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2007, filed on August 14, 2007.

•	Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2007, filed on November 8, 2007.

•	Our definitive proxy statement related to our 2007 annual meeting of stockholders held on October 17, 2007, filed September 13, 2007.

•	Our Current Reports on Form 8-K, as follows:

Form	Dated	Filed On

8-K	January 23, 2007	January 31, 2007
8-K/A	January 23, 2007	January 31, 2007
8-K	February 19, 2007	February 21, 2007
8-K	February 20, 2007	February 21, 2007
8-K	March 12, 2007	March 14, 2007
8-K	March 12, 2007	March 16, 2007
8-K	April 9, 2007	April 9, 2007
8-K	April 19, 2007	April 20, 2007
8-K	July 18,2007	July 23, 2007
8-K	August 10, 2007	August 13, 2007
8-K	August 13, 2007	August 15, 2007
8-K	October 9, 2007	October 15, 2007
8-K	November 8, 2007	November 8, 2007

•
The description of our common stock, $0.001 par value per share, contained in our Registration Statement on form 8-A, filed on June 27, 2007 pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended.

We also incorporate by reference all documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

You may request a copy of these reports, which we will provide to you at no cost, by writing or calling us at our mailing address and telephone number: 26 Broadway, Suite 907, New York, New York, 10004, telephone: (212) 977-0900.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Investors can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The reports we file with the SEC are also available on the SEC’s Internet site (www.sec.gov).

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

409,708 Shares

MMC ENERGY, INC.

Common Stock

November 19, 2007